Exhibit 99.1

[ENTRUST LOGO]

Press Release

FOR IMMEDIATE RELEASE

Entrust Announces First Quarter Financial Results

DALLAS – APRIL 22, 2003 – Entrust, Inc. [Nasdaq: ENTU], a world leader in securing digital identities and information, today announced financial results for its fiscal quarter ended March 31, 2003.

Entrust recorded a first quarter, 2003 net loss of $5.0 million, or $0.08 per share, compared to a Q4, 2002 net loss of $4.6 million, or $0.07 per share, and a Q1, 2002 net loss of $3.3 million, or $0.05 per share. Revenues were $21.7 million in the first quarter, compared to $24.7 million in Q4, 2002 and $27.5 million in Q1, 2002. These results are in line with the company’s preannounced results on April 3, 2003.

“The first quarter results were negatively impacted by the war in Iraq, and a softer global economic environment. We remain diligent in managing the business in this difficult environment,” said Bill Conner, Entrust chairman, president and chief executive officer. “We continue to be positive on the security segment and our respective product leadership position, and are encouraged by the signs we are seeing from our customers.”

Business Metrics:

•	The top five transactions accounted for 17% of Q1, 2003 revenues versus 18% in Q4, 2002. Two of Entrust’s top five transactions were competitive displacements.
•	The largest transaction in the quarter was a new customer and a competitive displacement into the U.S. Federal government extending Entrust’s strong government vertical position, which represented 52% of total software revenue. Another top five transaction was the Government of Denmark, which moved from a two-vendor strategy to standardizing on Entrust to provide the entire solution set.
•	Entrust attained its highest quarter of support and maintenance revenue and renewals, surpassing the previous quarter’s record. This performance reflects the unique value Entrust’s products provide to its customers globally, the increasing customer deployment of solutions and the level of service quality that the Entrust support and maintenance team delivers.
•	The average purchase size this quarter was $93,000. Total software transactions were 74, equal to the number delivered last quarter. New customer momentum continued this quarter with the number of new customers up more that 35 percent from last quarter. Entrust now has more than 1,250 government and enterprise customers worldwide.
•	Revenues from digital certificate-based Secure Desktop Applications and Secure Web Portals accounted for 39% and 42% respectively of the first quarter software revenue. Entrust GetAccess, which grew sequentially in the quarter, contributed to the new customer success as well as representing one of the top five deals.
•	Secure VPN achieved its highest revenue quarter with continued market demand driven by the return on investment it generates for customers. One of the quarter’s top 5 deals was a U.S. automobile manufacturer that commenced a multiphase rollout of an Entrust Secure

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VPN for secure, low cost access for remote employees. The solution was partner fulfilled with a global system integrator managing the rollout and implementation for the customer.

Financial Metrics:

“In the quarter we continued to drive efficiencies into the business model while investing in our product portfolio and business transformation,” said David Wagner, chief financial officer at Entrust. “Our continued diligence in expense management, coupled with our strong balance sheet and significant cash position underpins a solid financial foundation as we drive Entrust to revenue growth and a return to profitability.”

•	Global revenues: $21.7 million in Q1, 2003 includes $7.2 million in software or 33% of total revenues and $14.5 million in services, or 67% of total revenues. The $21.7 million in revenues compares to $24.7 million in Q4, 2002 and $27.5 in Q1, 2002.
•	Gross margins: Gross margins at 60% were down two-percentage points from Q4, 2002 and six-percentage points from Q1, 2002. The decrease resulted from the lower software revenue mix to total revenue. Services margins in the first quarter of 2003 are 1% better than Q4, 2002 and equal to Q1, 2002.
•	Operating expenses: Operating expenses of $18.2 million in the first quarter of 2003 improved by $3.7 million, or 17%, from Q1, 2002 and improved a further $2.0 million, or 10%, sequentially from Q4, 2002.
•	Earnings: The GAAP net loss of $5.0 million, or $0.08 per share, compares to $4.6 million net loss, or $0.07 per share from Q4, 2002 and $3.3 million, or $0.05 per share in Q1, 2002.
•	Asset management: Closed the quarter with $124.3 million in cash and marketable investments and no debt. The DSO (days sales outstanding) was 80 days, versus 81 in Q4 2002, and 82 in Q1, 2002.

Technology and Industry Highlights:

Conner added, “Entrust has invested considerable resources in the transformation of its business. This includes a significant R&D investment for continued leadership in the security space. The investments are now hitting the market. In fact, over a 100-day period, Entrust will deliver more new products and solutions than in any other 100-day period in the company’s history. These capabilities position the company for a return to revenue growth and profitability.”

•	Entrust and Waveset announced a strategic alliance that leverages each company’s technology and expertise to introduce a suite of tightly integrated, comprehensive identity management solutions. The alliance enabled Entrust to launch its Entrust Secure Identity Management Solution, a comprehensive and cost-effective offering that allows governments and businesses to easily deploy and manage identities for a broad range of enterprise and Web applications. Additionally, Waveset will incorporate Entrust’s strong security capabilities into a version of its Waveset Lighthouse™ solution to secure management of enterprise identities in sensitive environments. The two companies also intend to jointly develop and market new products and solutions, while collaborating on standards development within their joint areas of expertise.

•	Entrust also launched the Entrust Entelligenceñ Security Provider solution, a new thin-client security platform that enables governments and enterprises to rapidly download and deploy security for their desktop applications such as e-mail, remote access and electronic forms.
•	Entrust GetAccess Proxy Server 7.0 was released to add further enhancements to Entrust’s Secure Web Portal Solution. The Entrust GetAccess Proxy Server extends the fuctionality and capabilities of Entrust GetAccess to any http-based Web Server. As a front-end to protect Web Servers, the Entrust GetAccess Proxy Server provides a centralized point of administration for user access and enables Web servers to reside behind a firewall. This unique solution helps organizations reduce costs, improve security and enhance the user experience of a Secure Web Portal.
•	IBM and Entrust launched a joint sales and marketing initiative to address the growing drive among State Governments to reduce costs and improve online services to constituents. One of the largest opportunities for cost savings is the expensive, time-consuming and error-prone process of routine business and government-mandated compliance reporting. The IBM and Entrust offering is a comprehensive solution for E-Reporting that can help State Governments transform today’s manual, paper-based process into an automated, Web-based environment. E-Reporting with digital signatures enables State Governments to streamline workflow, increase productivity and improve service to constituents.
•	Northrop Grumman Corporation’s Information Technology (IT) sector, and SchlumbergerSema joined the Entrust TrustedPartner Program. Under this program, Entrust leverages these enhanced relationships to strengthen collaborative marketing, sales, technology deployment and professional services ties with high-value partners who consider security software a business imperative.
•	Entrust announced it has achieved OPSEC™ (Open Platform for Security) certification for Entrust Authority™ Security Manager 6.0 from Check Point Software Technologies Ltd. OPSEC certification validates that Entrust Authority continues to seamlessly integrate with Check Point’s market-leading VPN-1®/FireWall-1® Next Generation™ solution, providing customers with a scalable public key infrastructure (PKI) authentication solution. The Entrust Authority architecture extends across many applications, including VPNs and firewall applications, to securely authenticate Internet communications.
•	The Organization for the Advancement of Structured Information Standards (OASIS) approved the Extensible Access Control Markup Language (XACML) as an OASIS Open Standard, a status that signifies the highest level of ratification. XACML allows developers to express and enforce policies for information access over the Internet. Entrust is a member of the OASIS Extensible Access Control Markup Language Technical Committee, which spearheaded XACML’s development.
•	Entrust teamed with Waveset, BEA systems and Sun Microsystems in implementing the industry’s first open, Web services-based provisioning interface to provide a standard mechanism for Web portals, application servers and service centers to generate provisioning requests within and across organizations. The prototype, based on the draft Service Provisioning Markup Language (SPML) specification, is designed to provide a standards-based framework for exchanging user, resource and service provisioning information between cooperating organizations. The joint effort validates the work of the OASIS

Provisioning Services Technical Committee (PSTC), which intends to submit its SPML 1.0 specification to the OASIS board for review in May 2003.

Financial Outlook:

For the second quarter of 2003, Entrust is currently targeting a GAAP net loss per share in a range of $0.08 to $0.04 on revenues in a range of $22 million to $26 million. Entrust is targeting a second quarter cash and marketable investments position at June 30, 2003 of approximately $120 million, while continuing the share buyback program announced and commenced in the third quarter of 2002.

Historically, Entrust has provided pro forma earnings information to help investors compare its results with others in the industry. However, due to the adoption of Regulation G and the resulting movement to GAAP-only reporting, management currently intends to provide guidance and results on a GAAP-only basis going forward.

Entrust will host a live teleconference and Webcast on Tuesday, April 22, at 5:00 p.m. ET to discuss the company’s Q1 results. The conference call is available by dialing 1-800-814-4859. Conference audio will also be available live via Webcast at a direct link at http://webevents.broadcast.com/cnw/entrust20030422 or through http://www.entrust.com/investor/calendar.htm. Please log on about 15 minutes prior to the call in order to register, download and install any necessary audio software. The Webcast will be accessible for 90 days at the above Internet addresses.

For those unable to attend the teleconference call, an audio replay will be available beginning at 7:00 p.m. ET, Tuesday, April 22, through Tuesday, April 29, at 11:59 p.m. ET. The North American replay number is 877-289-8525 and the International replay number is 416-640-1917. Both numbers have a passcode of 247548#.

This press release contains forward-looking statements relating to Entrust’s projected revenue range and net loss per share range for the second quarter of 2003, Entrust’s projected cash and marketable investments position at June 30, 2003 and Entrust’s expected product introductions and related developments in connection with its strategic transformation, and such statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are unforeseen operating expenses, issues associated with revenue recognition, competitive pressures, lack of technology spending in general and the risk factors detailed from time to time in Entrust’s periodic reports and registration statements filed with the Securities and Exchange Commission, including without limitation Entrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. While Entrust may elect to update forward-looking statements in the future, Entrust specifically disclaims any obligation to do so, even if its estimates change.

About Entrust

Entrust, Inc. [Nasdaq: ENTU] is a world leader in securing digital identities and information, enabling businesses and governments to transform the way they conduct online transactions and manage relationships with customers, partners and employees. Entrust’s solutions promote a proactive approach to security that provides accountability and privacy to online transactions and information. Over 1,250 enterprises and government agencies in more than 50 countries use Entrust’s portfolio of security software solutions that integrate into the broad range of applications organizations use today to leverage the Internet and enterprise networks. For more information, please visit http://www.entrust.com.

Entrust is a registered trademark of Entrust, Inc. in the United States and other countries. In Canada, Entrust is a registered trademark of Entrust Limited. All Entrust product names are trademarks of Entrust. All other company and product names are trademarks or registered trademarks of their respective owners.

Investor Contact:	Media Contact:

David Rockvam	Kenneth Kracmer
Investor Relations	Media Relations
972-713-5824	972-713-5922
david.rockvam@entrust.com	kenneth.kracmer@entrust.com

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ENTRUST, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

(in thousands, except per share data)

	Three Months Ended March 31
	2003	2002
	(unaudited)	(unaudited)

Revenues:
License	$7,212	$12,089
Services and maintenance	14,492	15,434

Total revenues	21,704	27,523

Cost of revenues:
License	767	942
Services and maintenance	7,942	8,494

Total cost of revenues	8,709	9,436

Gross profit	12,995	18,087

Operating expenses:
Sales and marketing	8,627	12,145
Research and development	5,910	6,033
General and administrative	3,414	3,506
Amortization of purchased product rights	284	284

Total operating expenses	18,235	21,968

(Loss) from operations	(5,240)	(3,881)

Other income (expense):
Interest income	489	932
Loss from equity investment	(105)	—

Total other income (expense)	384	932

(Loss) before income taxes	(4,856)	(2,949)

Provision for income taxes	174	395

Net (loss)	$(5,030)	$(3,344)

Weighted average common shares used
Basic	63,994	64,762
Diluted	63,994	64,762

Net (loss) per share
Basic	($0.08)	($0.05)
Diluted	($0.08)	($0.05)

ENTRUST, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Mar 31 2003	Dec 31, 2002
	(unaudited)
ASSETS
Cash and marketable investments	$124,266	$131,446
Accounts receivable, net of allowance for doubtful accounts	19,330	22,323
Other current assets	4,239	4,500
Property and equipment, net	12,172	12,795
Purchased product rights, net	1,418	1,702
Goodwill and other purchased intangibles, net	11,186	11,186
Long-term equity investment	1,159	1,264
Other long-term assets, net	4,310	4,355

Total assets	$178,080	$189,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accruals	$18,051	$21,766
Accrued restructuring charges	31,860	33,166
Deferred revenue	17,115	16,547
Long-term liabilities	239	227

Total liabilities	67,265	71,706
Shareholders’ equity	110,815	117,865

Total liabilities and shareholders’ equity	$178,080	$189,571